Amendment No. 1 to
Employment Agreement

This Amendment No. 1 shall modify the terms of the Employment Agreement (“Agreement”) dated September 7, 2006 (the “Effective Date”), between Intelligroup, Inc. (the “Company”) and Alok Bajpai (the “Executive”). Except as expressly set forth below all other terms and conditions in the Agreement remain in full force and effect.

1.	“ Section 7. Termination” of the Agreement is hereby deleted in its entirety and replaced by the following:

“7. Termination.

7.1 Cause. For purposes of the Agreement, “Cause” shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty by the Executive; (B) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or any conduct which is in violation of the Company’s policies; (C) any material breach of any provision of the Agreement, or any other agreements between the Executive and Company, by the Executive; (D) insubordination or refusal to perform assigned duties consistent with duties of the Executive’s position or to comply with the reasonable directions of the Chief Executive Officer or the Board; or (E) any dereliction of duties or recklessness in the performance of duties. If the Executive’s employment is terminated for Cause, the Executive shall be paid his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination. In such event, all other compensation including, without limitation, bonuses, severance and/or stock option grants shall be forfeited and the Company shall have no further obligation to the Executive under the Agreement or under any other agreements or plans.

7.2 Notice Period. Unless this Agreement is terminated for Cause, the Company may terminate this Agreement by giving six month’s notice or six (6) month’s salary in lieu of notice. The payments shall commence upon the day following termination and continue for a period of six (6) months in accordance with the Company’s standard payroll practices. In the event Executive elects to terminate this Agreement and his employment relationship with the Company, Executive shall provide at least three (3) months prior written notice. Such notice shall be directed and provided to the Company’s Chief Executive Officer and Board.”

IN WITNESS WHEREOF, the parties hereto have executed the Amendment as of February 4, 2008.

/s/ Alok Bajpai	/s/ Vikram Gulati

Executive – Alok Bajpai	Intelligroup, Inc.

Name: Vikram Gulati
Title: CEO and President